UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
___________________________________________

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Ameren Corporation
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Supplemental Information Related to Item (4): Shareholder Proposal Regarding a Report on Coal Combustion Residuals

We are seeking your support at our upcoming annual meeting of shareholders to be held on May 3, 2018, including support against the following shareholder proposal seeking a report on coal combustion residuals ("CCR") (Item (4)):

RESOLVED: Shareholders request that the Board prepare a complete report on the company’s efforts, above and beyond current compliance, to identify and reduce environmental and health hazards associated with past, present and future handling of coal combustion residuals (coal ash), and how those efforts may reduce legal, reputational and financial risks to the company. This report should be available to shareholders within 6 months of the 2018 annual meeting, be prepared at reasonable cost, and omit confidential information such as proprietary data or legal strategy.

Our proxy statement, on pages 42-46, describes our recommendation that shareholders vote against the proposal. We disagree with the assertions in the proposal and unanimously recommend a vote against the proposal.

•
The Board of Directors continues to believe that the report requested in the proposal is not necessary and would not be a prudent use of shareholder resources. The Company has provided extensive publicly-available information regarding its CCR risk management and compliance plans, including information and plans that extend above and beyond current requirements, as follows:

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By closing ash impoundments and implementing engineering measures and monitoring requirements required by federal and proposed state regulatory requirements, Ameren Missouri has worked to mitigate future residual risks associated with such CCR units.

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CCR storage facility annual groundwater monitoring and corrective action reports, annual inspection reports, structural integrity assessments and closure and post-closure plans (available at: www.ameren.com/environment/managing-CCRs). The structural integrity assessments and weekly inspections by independent geotechnical engineers mitigate the risk of catastrophic events at our facilities. Moreover, water flows into impoundments at our largest energy centers will be eliminated once wastewater treatment facilities are completed later this year, further reducing risk.

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Results of 2016-2017 groundwater monitoring (in addition to prior posting of groundwater data in 2012 and 2014) (available at: www.ameren.com/environment/managing-CCRs). The Company provided the 2012 and 2014 information on its website on a voluntary basis. Moreover, pursuant to the United States Environmental Protection Agency's ("EPA") CCR rule that became effective in October 2015 (the "CCR Rule"), monitoring at these facilities will continue for decades.

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A third-party analysis of water quality by toxicologists (Haley & Aldrich) that evaluated both groundwater and surface water monitoring data for each facility using ecological and human health screening values and evaluation models used by the EPA under a variety of environmental programs (epa.gov/reg3hwmd/risk/human/rb-concentrations_tables/Generic). That analysis, which was not required to be conducted or disclosed, demonstrates that in addition to complying with applicable requirements, the CCR storage facilities at Ameren Missouri’s coal-fired energy centers do not pose an adverse risk to human health or the environment. Section 7 of the Haley & Aldrich reports addresses the site-specific characteristics of each facility and whether a theoretical risk to public water supplies exists. The reports calculate the concentration levels that would have to be present before such a risk would exist and conclude that existing concentrations are orders of magnitude below such levels. (The final reports are available at: www.ameren.com/environment/managing-CCRs).

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The Resource Conservation and Recovery Act, the federal statute under which the CCR Rule was developed, has now been amended by the U.S. Congress and signed into law during the previous administration to allow states to establish CCR programs. The Missouri Department of Natural Resources (MDNR) is in the process of developing a state program that will provide ongoing disclosure, oversight and approval of CCR compliance obligations.

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Ameren Missouri's 2017 Integrated Resource Plan (the "2017 IRP") includes the EPA’s CCR Rule (and its effects on Ameren Missouri) among the assumptions used in planning for customers’ long-term energy needs. The 2017 IRP provides information on capital expenditures associated with dry ash handling, ash pond closures, and the impact of regulatory requirements on water use (available at: www.ameren.com/missouri/environment/renewables/ameren-missouri-irp).

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The Company’s responses to the 2017 Carbon Disclosure Project Water Report, a voluntary survey that only 14 other U.S. utility companies responded to in 2017, which provide information on the Company’s strategy and processes for managing water-related risks (available at: www.ameren.com/sustainability/carbon-disclosure-project).

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The Company’s 2017 Corporate Social Responsibility Report, which provides substantial information regarding compliance with CCR handling requirements, including data regarding thermal impacts and water usage data; current ash management practices and planned future changes in such practices; details regarding ash reuse; and information regarding efforts to conserve water (available at: www.amerencsr.com). The Company published its initial Corporate Social Responsibility Report, a voluntary publication, in 2011, and has provided annual reports since 2015.

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The Company’s public SEC disclosure, including the Company’s 2017 Form 10-K, includes discussion of the material risks and estimated costs associated with the Company’s CCR management initiatives (available at: www.amereninvestors.com).

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As such, the Company’s disclosure effectively addresses the proponent’s proposal by providing shareholders with extensive information on the Company’s compliance plans concerning CCRs as well as the material risks and expected costs associated with CCR disposal, detailed information regarding compliance with EPA’s final CCR disposal rule, closure plans for the Company’s ash ponds, and proposed changes to the Company’s ash handling and disposal procedures.

•	We set forth below additional information regarding issues that the proponent has raised:

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While the proponent disagrees with the closure method set forth in the Company’s closure plans, such plans are compliant with federal CCR requirements (including draft rules issued in March 2018 by the EPA), are used by other utilities, and provide a safe and environmentally protective closure process. Moreover, notwithstanding ongoing appeals with respect to the CCR Rule, the Company has continued its efforts to implement its dry ash handling projects, which will allow for the closure of ash ponds ahead of the timeline afforded in the CCR Rule. The Company believes that taking further steps beyond applicable CCR requirements would be speculative and unnecessary or inconsistent with the Company’s commitment to sustainability and maximizing shareholder value, including avoiding unnecessary increases to customer bills for electric service.

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The proponent has stated that the Company’s most recent groundwater monitoring data identified elevated levels of arsenic in groundwater immediately adjacent to ash impoundments; however, as confirmed by the third party toxicologist report available on our website and discussed above, surface water and background sampling confirm that arsenic is a naturally occurring element, that drinking water supplies are not adversely impacted, and that the Company’s CCR storage facilities do not pose an unacceptable risk to human health or the environment.

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The proponent’s focus on the details related to the Company’s responses to the 2017 Carbon Disclosure Project ("CDP") Water Report expands far beyond the subject matter of the proposal, which is ash management. We note that:

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Our “B” rating for the Company’s report, which reflects "management level" scoring, reflects that our disclosure is sufficiently responsive. According to CDP's 2017 scoring methodology, the CDP awards "management level" scores for "answers that provide evidence of actions associated with good environmental management, as determined by CDP and its partner organizations;"

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In 2017, only five U.S. utility companies received a higher rating than the Company, and 26 U.S. utility companies received equal or lower ratings, including those companies that received "failure to disclose" ratings;

▪	The Company has a long history of responding to this voluntary survey and has participated for at least ten years; and

▪	Water availability is not a material risk for the Company.

For these reasons and those stated in our proxy statement, the Board recommends AGAINST Item (4): Shareholder Proposal Regarding a Report on Coal Combustion Residuals.